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                                                                  Exhibit (h)(6)

                        ADDITIONAL COMPENSATION AGREEMENT

                                                February 24, 2004

[Name of Underwriter]

Ladies and Gentlemen:

      Reference is made to the Underwriting Agreement dated the date hereof (the
"Underwriting Agreement"), by and among ING Clarion Global Real Estate Income
Fund (the "Trust"), ING Clarion Real Estate Securities, L.P. (the "Sponsor") and each of the Underwriters named therein, with respect to the issue and sale of the Trust's Common Shares, as described therein. Reference is also made to (i) the Investment Management Agreement (the "Investment Management Agreement") between the Sponsor and the Trust and (ii) the registration statement on Form
N-2 with respect to the Common Shares of the Trust (the "Registration
Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

      1. Agreement. The Sponsor hereby confirms its agreement with each of the underwriters listed in Schedule I (collectively, "Certain Underwriters") with respect to the service fees referred to herein. The Sponsor agrees to pay to Certain Underwriters a fee (collectively, the "Service Fees") at an aggregate rate of 0.15% per annum of the Trust's Managed Assets (as defined in Section
3(b) hereof); provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Service Fees Amount" (as defined in Section 4 hereof) and provided further that such payments for any year shall not exceed 17.647% of the advisory fees received by the Sponsor from the Fund in any year. In exchange for the Services Fees, each Certain Underwriter will provide to the Sponsor certain after-market shareholder support services on an ongoing basis designed to maintain the visibility and attractiveness of the Trust in the investor community and will provide such relevant information, studies or reports regarding the Trust and the closed-end investment company industry as the Sponsor reasonably requests.

      2. Pro Rata Percentage. Each Certain Underwriter shall be assigned a "Pro
Rata Percentage" based on the number of Common Shares sold by such Certain
Underwriter in the Fund's initial public offering and calculated in the manner listed on Schedule I hereto.

      3. Payment of Service Fees. (a) The Sponsor shall pay the Service Fees, payable in arrears at the end of each calendar quarter, as follows: to each Certain Underwriter, Service Fees in an amount equal to such Certain
Underwriter's Pro Rata Percentage multiplied by 0.0375% of the Trust's Managed
Assets for such quarter or 17.647% of the advisory fees received by the Sponsor for such quarter.

      (b) For the purposes of this Additional Compensation Agreement, "Managed
Assets" means the average daily value of the total assets of the Trust
(including any assets attributable to

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preferred shares and debt that may be outstanding) minus the sum of accrued liabilities (other than preferred shares and debt representing financial leverage).

      (c) All Service Fees payable hereunder shall be paid to each Certain
Underwriter by wire transfer of immediately available funds within 30 days following the end of each calendar quarter to a bank account designated by such Certain Underwriter. At the time of each payment of the Service Fees hereunder, the Sponsor shall deliver to each Certain Underwriter receiving an installment of the Service Fees a statement indicating the amount of Managed Assets on which such payment was based.

      (d) The initial payments of the Service Fees hereunder shall be with respect to the calendar quarter ending March 31, 2004, prorated in respect of the period from the Closing Date to March 31, 2004. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Service Fees required to be paid hereunder shall be due and payable within 30 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day that is a business day. All Service Fees payable hereunder shall be in addition to any fees paid by the Sponsor pursuant to the Underwriting Agreement.

      (e) The Sponsor shall be permitted to terminate the Additional
Compensation Agreement at any time with respect to any Certain Underwriter upon making a prepayment to the Certain Underwriter of amounts otherwise payable hereunder to such Certain Underwriter. The amount of any such prepayment will be determined by mutual agreement of the Sponsor and the Certain Underwriters.

      4. Maximum Service Fees Amount. The "Maximum Service Fees Amount" payable by the Sponsor hereunder to any Certain Underwriter shall be the product of (a) four and one-half percent (4.5%) of the aggregate initial public offering price for the Common Shares purchased pursuant to the Underwriting Agreement
(including all Firm Securities and Option Securities), minus the sum of (i) the amount payable by the Trust to the Underwriters pursuant to Section 6(h) of the Underwriting Agreement for partial reimbursement of certain Underwriter expenses, (ii) [____%] of the amounts payable by the Sponsor to Citigroup Global
Markets Inc. pursuant to a Structuring Fee Agreement dated _____, 2004, (iii) the amounts payable by the Sponsor to ING Funds Distributors LLC pursuant to the Offering Participation Agreement, and (iv) the aggregate amount of offering costs paid by the Fund and/or the Sponsor times (b) the percentage of such Firm
Securities and Option Securities purchased by such Certain Underwriters.

      5. Indemnification. The Sponsor agrees that the Certain Underwriters shall have no liability to it or the Trust for any act or omission to act by any Certain Underwriter in the course of its performance under the Additional
Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Certain Underwriter.

      6. Term. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to each Certain Underwriter, the delivery by such Certain Underwriter to the Sponsor of written notice of such Certain
Underwriter's intent to terminate its provision of

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services pursuant to this Additional Compensation Agreement; provided, however, that the delivery of notice of termination pursuant to this Paragraph 5(a) by any Certain Underwriter shall not result in the termination of this Additional
Compensation Agreement with respect to any Certain Underwriter that has not delivered such notice; (b) with respect to each Certain Underwriter the payment by the Sponsor hereunder of the Maximum Service Fees Amount payable to such Certain Underwriter, (c) the prepayment by the Sponsor of an agreed upon amount in accordance with Section 3(e) hereof, (d) the dissolution and winding up of the Trust and (e) the date on which the Investment Management Agreement or other advisory agreement between that Trust and the Sponsor or any successor in interest to the Sponsor, including but not limited to an affiliate of the Sponsor, shall terminate.

      7. Not an Investment Sponsor. The Sponsor acknowledges that the Certain
Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust's portfolio. No provision of the Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Certain Underwriter, and the Certain Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

      8. Not Exclusive. Nothing herein shall be construed as prohibiting any Certain Underwriter or its respective affiliates from acting as an underwriter for any other persons (including other registered investment companies or other investment advisers).

      9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

      10. Amendment; Waiver. No provision of this Additional Compensation
Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

      11. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York.

      12. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      The Additional Compensation Agreement shall be effective as of the date first written above.

                                  [END OF TEXT]


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                                    ING CLARION REAL ESTATE SECURITIES, L.P.



                                    By:______________________
                                    Name:
                                    Title:




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Agreed and Accepted:



[Name of Underwriter]


By:
      ------------------------------
      Name:
      Title:




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                                   Schedule I


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
                                            Pro Rata
Name of Certain Underwriter                 Percentage
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

